Exhibit 4.7

Execution Version

Dated February 27, 2024

Investors Agreement

by and between

European Lithium Limited

as EUR

and

Critical Metals Corp.

as PubCo

i

INVESTORS AGREEMENT

This Investors Agreement (this “Agreement”) is entered into this February 27, 2024, by and between European Lithium Limited, an Australian Public Company limited by shares (“EUR”), and Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”). EUR and PubCo and their respective successors and permitted assigns are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Sizzle Acquisition Corp., a Delaware corporation (“SPAC”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), EUR, PubCo and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of October 24, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, Merger Sub merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger, as a result of which SPAC became a direct, wholly-owned subsidiary of PubCo. As a result of the Merger, (a) each previously issued and outstanding SPAC Class A Share (other than any Excluded SPAC Shares) is no longer outstanding and has been automatically converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each previously outstanding whole SPAC Warrant has been assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share. Further, immediately before the Effective Time, EUR sold and transferred all issued Company Ordinary Shares to PubCo, in consideration for the Closing Share Consideration and the Earnout Consideration (subject, in the case of the Earnout Consideration, to the satisfaction of the relevant conditions in Section 3.2 of the Merger Agreement), as a result of which the Company became a direct, wholly-owned subsidiary of PubCo;

WHEREAS, as of immediately after the Effective Time, EUR will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of PubCo Shares as specified on the signature page of EUR; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

Introductory Matters

Section 1.01 Defined Terms. In addition to the terms defined elsewhere herein or defined under the Merger Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Covered Shares” means all the PubCo Shares owned by a Holder from time to time, including any PubCo Shares issued as part of bonus share issuances and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions.

“Holder” shall refer to EUR or any other Person who becomes a party to this Agreement from time to time, and collectively they shall be referred to as “Holders”.

Article II

Nominating Directors

Section 2.01 Nomination of EUR Directors.

(a) For as long as EUR beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (i) at least fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint from time to time the lower of (a) a majority of all members of the PubCo Board, and (b) four (4) members of the PubCo Board, with at least two (2) such board members satisfying the independence requirements of PubCo’s principal stock exchange and be eligible to serve on an audit committee, but no such board member being required to satisfy the diversity requirements of PubCo’s principal stock exchange, (ii) at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint two (2) members of the PubCo Board from time to time, with no such board member being required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange or be eligible to serve on an audit committee, and (iii) at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of PubCo’s then issued and outstanding equity interests, EUR shall be entitled to nominate and appoint one (1) member of the PubCo Board from time to time, with such board member not being required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange or be eligible to serve on an audit committee (each such PubCo Board member, a “EUR Director”).

(b) EUR’s right to appoint the applicable EUR Director(s) shall terminate, without notice or action and without reinstatement, at any time EUR ceases to beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least the minimum percentage set forth in clauses (i), (ii) and (iii) of the preceding sentence, as applicable, of the total voting power of PubCo’s then issued and outstanding equity interests (a “EUR Director Removal Event”).

(c) For as long as EUR is entitled to appoint EUR Director(s) pursuant to Section 2.01(a), PubCo shall take all corporate actions within its powers to appoint or elect such EUR appointee(s) to the PubCo Board to the extent the exercise of such powers is necessary or desirable. Where EUR is entitled to nominate and/or appoint any person pursuant to this Section 2.01, EUR shall be entitled to require, by notice in writing to PubCo, the removal and/or replacement (in accordance with this Section 2.01) of any such person.

(d) For as long as EUR beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) at least fifteen percent (15%) of the total voting power of PubCo’s then issued and outstanding equity interests, the EUR Director(s) shall be entitled to elect a Chairperson of the PubCo Board (the “Chairperson”).

(e) If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the PubCo Board with respect to any EUR Director, and EUR remains entitled at such time to appoint the EUR Director pursuant to Section 2.01(a), (i) EUR shall be entitled to appoint another individual (the “EUR Director Replacement Nominee”) to fill such vacancy and serve as a EUR Director and (ii) PubCo shall take all corporate actions within its powers to appoint or elect such EUR Director Replacement Nominee to the PubCo Board to the extent the exercise of such powers is necessary or desirable.

(f) If, at any time, any EUR Director fails to satisfy the independence criteria set forth in Section 2.01(a), as applicable to such EUR Director, EUR shall immediately cause such EUR Director to offer to resign from the PubCo Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the PubCo Board or removal from the PubCo Board (as applicable), such PubCo Board seat shall remain vacant until otherwise filled by EUR pursuant to Section 2.01(d).

(g) If EUR is, at that time, entitled to, but fails to, designate a successor EUR Director prior to the expiration of the current term of any then-serving EUR Director, EUR Director previously designated by EUR and then serving shall be reelected, unless EUR has expressly declined to re-appoint such individual or such individual has been removed by EUR or is unwilling or otherwise unable to serve, in which case such PubCo Board seat shall remain vacant until otherwise filled by EUR pursuant to Section 2.01(d).

(h) Notwithstanding anything in this Section 2.01 to the contrary, upon the occurrence of a EUR Director Removal Event, EUR shall immediately cause the applicable EUR Director(s) to offer to resign from the PubCo Board or EUR shall exercise any powers it has to remove such EUR Director and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall be subject to the election of all shareholders of PubCo in accordance with the Organizational Documents of PubCo (which successor individual must satisfy the independence criteria set forth in Section 2.01(a), if applicable).

Article III

Representation and Warranties

Section 3.01 Representations, Warranties and Agreements of Holders. Each of the Holders hereby severally represent and warrant and acknowledge and agree with PubCo as follows:

(a) Such Holder, if not an individual, is duly formed or incorporated and is validly existing in good standing (if and to the extent applicable) under the legal requirements of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. Such Holder, if an individual, has full capacity to enter into this Agreement.

(b) This Agreement has been duly authorized, validly executed and delivered by such Holder. This Agreement is enforceable against such Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon Covered Shares or any other property or assets of such Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Holder or any of its subsidiaries is a party or by which such Holder or any of its subsidiaries is bound or to which such Holders’ Covered Shares or any other property or assets of such Holder or any of its subsidiaries is subject, which would reasonably be expected to impair the ability of such Holder to enter into or timely perform its obligations under this Agreement, (ii) if such Holder is not an individual, result in any violation of the provisions of the Organizational Documents of such Holder or any of its subsidiaries, (iii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its, his or her obligations under this Agreement or (iv) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Holder or any of its subsidiaries or any of its respective properties that would reasonably be expected to impair the legal authority of such Holder to enter into and timely perform its obligations under this Agreement.

(d) As of the date hereof, such Holder has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) over the Covered Shares. As of the date hereof, such Holder is the lawful owner of the Covered Shares and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Such Holder has good and valid title to the Covered Shares, free and clear of any and all Liens other than those created or permitted by this Agreement, the Organizational Documents of PubCo, or those imposed by federal and state securities laws. Except for the Covered Shares, as of the date of this Agreement, no Holder is a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record holder of any (i) equity securities of PubCo, (ii) securities of PubCo having the right to vote on any matters on which the holders of equity securities of PubCo may vote or which are convertible into or exchangeable for, at any time, equity securities of PubCo, or (iii) options or other rights to acquire from PubCo any equity securities or securities convertible into or exchangeable for equity securities of PubCo except as contemplated by the Merger Agreement or any other transaction document.

(e) Such Holder acknowledges and represents that such Holder is a sophisticated shareholder and has (i) conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of PubCo, (ii) had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisor, and (iii) received such information as such Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to PubCo and the transactions. Without limiting the generality of the foregoing, such Holder has not relied on any statements or other information provided by PubCo in making its decision to enter into, deliver and perform its obligations under this Agreement. Such Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to such Holder by PubCo or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement or other Contracts to which such Holder and PubCo are parties. Such Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Holder are irrevocable.

(f) Such Holder understands and acknowledges that PubCo is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Holders.

(g) Such Holder has not (i) entered into any voting agreement or voting trust with respect to Covered Shares inconsistent with the such Holder’s obligations pursuant to this Agreement, (ii) granted a proxy, a consent or power of attorney with respect to the Covered Shares and (iii) entered into any agreement or taken any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing such Holder from performing any of its obligations under this Agreement.

(h) There is no Legal Proceeding pending against such Holder or, to the knowledge of such Holder, threatened against such Holder, before or, in the case of threatened Legal Proceedings, that would be before, any arbitrator or Governmental Entity, which in any manner challenges the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record ownership of any Covered Shares, the validity of this Agreement or the performance by such Holder of its obligations under this Agreement.

Section 3.02 Representations, Warranties and Agreements of PubCo. PubCo hereby represents and warrants to Holders and acknowledges and agrees with the Holders as follows:

(a) PubCo is duly incorporated and validly existing under the legal requirements of its jurisdiction of formation, with corporate power and authority to enter into, deliver and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by PubCo and is enforceable against PubCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by PubCo of this Agreement (including compliance by PubCo with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which PubCo is a party or by which PubCo or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of PubCo, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its properties that would reasonably be expected to impair PubCo’s ability to perform its obligations under this Agreement.

Article IV

ACCESS TO INFORMATION

Section 4.01 Access to Information.

(a) For so long as EUR holds at least ten percent (10%) of the PubCo Shares then issued and outstanding (the “EUR Requisite Ownership”), PubCo shall permit representatives designated by the members of EUR, at reasonable times and upon reasonable notice, to (i) visit and inspect any of the properties of PubCo and its Subsidiaries, (ii) examine the corporate and financial records of PubCo and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances and accounts of any such Persons with the directors, officers, key employees and independent accountants of PubCo and its Subsidiaries.

(b) For so long as EUR holds EUR Requisite Ownership, PubCo shall, and shall cause its Subsidiaries to, provide EUR, in addition to other information that might be reasonably requested by written inquiry by EUR from time to time (i) to the extent otherwise prepared by PubCo, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of PubCo and its Subsidiaries, and (ii) access to the chief executive officer, chief financial officer or other executive officer of PubCo from time to time at reasonable times and upon reasonable notice to discuss PubCo’s annual business plan and operating budget.

(c) For so long as EUR holds EUR Requisite Ownership, each of EUR and PubCo, upon the reasonable request of the other Party, shall make available to the requesting Party all information, records and documents in its possession that may be relevant to any Tax Return, audit, examination, proceeding or determination with respect to Taxes of PubCo or any of its Subsidiaries, or EUR, as the case may be.

Section 4.02 Other Information. For so long as EUR holds EUR Requisite Ownership, PubCo shall promptly provide EUR with such information as reasonably required or requested by EUR in connection with any debt or equity financing or refinancing transactions to be effected by EUR or for purposes of its compliance with Applicable Laws or stock exchange regulations, including the listing rules of the ASX.

Section 4.03 Confidentiality. The EUR shall not disclose any confidential non-public information provided to EUR, or to any EUR Director, in each case, pursuant to the terms of this Agreement. Notwithstanding the foregoing, EUR shall be permitted to disclose such information to its directors, officers or employees, and any EUR Director shall be permitted to disclose any such information to its respective attorneys, accountants, consultants, advisors and other representatives, if such Persons are bound by an obligation to maintain confidentiality with respect to such information. In addition, EUR shall be permitted to disclose any confidential non-public information to any Person (a) to the extent required (i) to comply with Applicable Laws or stock exchange regulations (including the listing rules of the ASX), including in connection with the filing of financial or other reports required to be filed with any Governmental Entity or stock exchange, or (ii) by any subpoena, investigative demand, audit or similar process of any Governmental Entity, (b) in connection with any financing or capital raising transaction by EUR, subject to the execution of one or more customary confidentiality agreements with potential lenders or initial purchasers, or (c) subject to the execution of one or more customary confidentiality agreements, in connection with any transaction involving the direct or indirect sale or other disposition by EUR of PubCo Shares.

Article V

Termination

Section 5.01 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties shall terminate without any further liability (i) with respect to EUR, when EUR no longer holds any PubCo Shares and (ii) with respect to all Parties, upon the mutual written agreement of each of the Parties to terminate this Agreement (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided that nothing herein will relieve any Party from liability for any breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Notwithstanding anything to the contrary herein, the provisions of this Section 5.01 shall survive the termination of this Agreement.

Article VI

Miscellaneous

Section 6.01 Miscellaneous.

(a) Further Assurances. The Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

(b) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) the next day when sent by overnight carrier to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to EUR:

European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

Steinepreis Paganin

Level 4, The Read Buildings, 16 Milligan Street

Perth, WA 6000, Australia

Attention: Mark Foster; Nicholas Barclay

Email: MFoster@steinpag.com.au; NBarclay@steinpag.com.au

(ii)	If to PubCo:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

And

Critical Metals Corp.

c/o Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town

Tortola

British Virgin Islands

with copies (which shall not constitute notice) to:

White & Case LLC

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

(c) Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to Sections and Exhibits are to sections of, and exhibits to, this Agreement. The Exhibits form part of this Agreement. Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form. References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established. The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement. Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders. References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

(d) Third Party Rights. This Agreement is made for the benefit of the Parties (and their respective successors and permitted assigns) and is not intended to confer upon any other Person any rights or remedies.

(e) Severance and Validity. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

(f) Counterparts. This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

(g) Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

(h) Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of PubCo and EUR.

(i) Assignment. Neither this Agreement nor any rights, interests or obligations that may accrue to the Parties may be transferred or assigned without the prior written consent of each of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Remedies.

(i) The Parties agree that irreparable damage would occur if this Agreement was not performed and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 6.01(n) this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.01(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(ii) The Parties acknowledge and agree that this Section 6.01(k) is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

(iii) In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in PubCo any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between PubCo and EUR, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(n) Governing Law and Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.01(b). Notwithstanding the foregoing in this Section 6.01(n), any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(o) No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other transaction document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any Party, or any former, current or future direct or indirect shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Investors Agreement to be executed by its duly authorized representative as of the date first set forth above.

EUR

EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman

By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

Number of Covered Shares Immediately After Effective Time: 67,788,383

[Signature Page to Investors Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Investor Agreement to be executed by its duly authorized representative as of the date set forth below.

PUBCO

Critical Metals Corp.

By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Investors Agreement]

Exhibit A
to
Investors Agreement

FORM OF JOINDER TO INVESTORS AGREEMENT

[●], 202[●]

Reference is made to the Investors Agreement, dated as of [___], 2024, by and between European Lithium Limited, an Australian Public Company limited by shares, and holder of all of the issued Company Ordinary Shares (“EUR”), and Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”) (as amended from time to time, the “Investors Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investors Agreement.

Each of PubCo and each undersigned holder of shares of PubCo (each, a “New Holder”) agrees that this Joinder to the Investors Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Holder hereby agrees to and does become party to the Investor Agreement as a “Holder”. This Joinder shall serve as a counterpart signature page to the Investors Agreement and by executing below each undersigned New Holder is deemed to have executed the Investors Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW SHAREHOLDER PARTY]

By:	[●]
Name:	[●]
Title:	[●]